Exhibit 99.1
Company: PFSweb, Inc. (Nasdaq: PFSW)
Subject: Q3 2010 Earnings Call
Date: November 15, 2010
Operator: Good morning. My name is Tina and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb Third Quarter 2000 (sic) 2010 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]
I would now like to turn the conference over to Todd Fromer, with KCSA Strategic Communications. Mr. Fromer, you may begin your conference.
Todd Fromer, Managing Partner, KCSA Strategic Communications
Thank you, Tina, and thank you all for joining us today for the PFSweb third quarter conference call. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements.
All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident, target, project and other similar expressions, typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC, to which your attention is directed.
Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, Adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales and certain ratios that use these measures. In our press release with financial tables issued today, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors and should be considered in addition to, and not instead of GAAP measures.
At this time, it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman and Chief Executive Officer
Thank you, Todd, and good morning everyone. I’d like to welcome you as well for our third quarter 2010 conference call. Present with me today is Tom Madden, our Chief Financial Officer. Our President, Mike Willoughby, who normally participates in these calls is away today on a client visit.
This morning, Tom and I will provide you with an overview of our financial results, and then add some color on the events that shaped the quarter ended September 30th of this year. Following prepared remarks, we’ll be available for questions.

As color and summary for our overall business activity through September 30th, I’m very encouraged by the outstanding momentum we have in our PFSweb core services segment. While our eCOST.com and Supplies Distributors segments turned in some tempered results for this quarter that I’ll describe in a little bit, and that impacted our overall revenue growth, I believe it’s most important for us to focus today on the 25% growth in Service Fee during quarter three, and the strong new business pipeline that our Services segment is currently boasting.
Our Services business has always been our core strategic segment, keenly focused on capturing the large opportunity to deliver End2End web commerce solutions to the rapidly growing manufacturer direct-to-consumer web commerce marketplace. Not only did we see strong growth in our Services segment this past quarter, but we’ve also seen our new business pipeline continue to be large and attractive, and as attractive as really any point in our history. Collectively, this provides an outstanding barometer from my perspective, as we look at the exciting opportunity for growth that we have, as we look towards the next year or two.
As I mentioned, both our eCOST.com and Supplies Distributors segments turned in softer results this quarter when compared to last year. On the eCOST side, issues surrounding e-mail deliverability, as we discussed last quarter, impacted this segment negatively. However, we did begin to see an improving trend late in the quarter, as the actions that we undertook to address e-mail deliverability began to have impact.
On our Supplies Distributors segment, it also experienced a reduction in revenue this past quarter. This was partially due to certain inventory supply shortages during the quarter that were related to this segment’s largest client’s transition to a new ERP systems platform as well as impact of changes in currency rates. The migration from an ERP perspective of this client is now generally completed and supplies inflows returned generally to normal towards the end of the quarter. As such, we currently expect the overall business levels to improve during the fourth quarter.
I’d also like to briefly remind everyone that each of these businesses offer the — our Services segment substantial additional benefits. So speaking of the Supplies Distributors segment and our eCOST segment do provide kind of additional benefits to our Services segment. These benefits include bringing a significant amount of scale to our operations as well as a platform for the development of new technologies, which are carried over to our Service Fee business, and benefit our Services clients. In turn, this has helped us sign new Service Fee clients. So while the results in these segments are mixed, we do gain substantial benefits that are not directly in the — reflected in the segments financial numbers.
Overall, I am quite pleased with the direction of the company, we believe we are on the right path for the future, we are evolving our offering to stay in line with the rapidly expanding and evolving web commerce marketplace by continuously offering additional services and by staying abreast of the rapid development of technologies and features that this incredible frontier continues to spawn.
We have our hands around some exciting growth sectors within the rapidly expanding eCommerce industry, and we’re successfully seizing upon those opportunities, particularly as we look at the fashion, apparel and accessories, beauty and fragrance, and the consumer packaged goods industries, where a lot of our new business focus has been recently.
So with this summary information as backdrop, let me now spend a few minutes providing you some additional commentary on each of the three business segments and their results for this quarter. First on the Services segment, we’re now servicing approximately 40 total clients in this segment, including great names like Procter & Gamble, LEGO, the family of Liz Claiborne brands, including Lucky Brand Jeans, Carter’s, Roots, The Home Depot, Chanel, Tractor Supply, and many more.
The past few months, we’ve launched several new client relationships, including Volcom, a large board sports brand; Juicy Couture, another brand in the Liz Claiborne family; and a couple of others. With these new launches, we now have 14 client programs operating that are utilizing our entire End2End eCommerce offering suite featuring the Demandware software platform.
Many of the remaining clients are utilizing a vast range of this suite services as well, but have elected to contract directly with Demandware for their eCommerce platform or operate one or two business functions in-house or operate with another web commerce platform entirely. This really indicates the flexibility of the solution that we have developed, where we can work with the client in many different ways on many different technology platforms.
Our collection of great brand names and the vast range of services we are providing to them is a clear testament to the value of our Services offering. The flexibility of our web commerce solution plays a huge role in our success, and it’s allowed us to sign numerous other clients that have heard about our End2End solution, but realized after discussions with us, that they only needed the program featuring a select group of the services that fit their business operating strategy. It’s this flexibility that separates us from our competitors, and makes us a preferred partner to work with.
As I mentioned earlier, this segment, our Services segment grew this last quarter 25% over the previous year. During the past three months, we’ve also been successful in closing a couple of new client agreements and are in the contracting stage with a couple of others. Our new business pipeline now exceeds $40 million in size, and is nearly as robust as any time in our past not only in dollars, but also in the terms of the attractiveness of the brand names and their underlying revenue opportunities that are contained therein.
Moving onto more recent announcements in this segment, as I mentioned earlier, we successfully launched several new client programs during the third quarter 2010, including a full End2End eCommerce program for Volcom that you can find at www.volcom.com. Volcom is a leading men’s and women’s board sports brand. Revenues for this program started towards the end of the third quarter, but we believe it will continue to ramp up over the next couple of quarters. It’s a very unique site, features a lot of the Demandware functionality on it, and was an exciting site to develop for Volcom. Take a look when you get a chance.
We also expanded relations with a number of existing partners during the last three months as well, including support of several eCommerce sites under our previously announced master agreement with the Liz Claiborne company geared mostly towards women, and we launched an End2End eCommerce solution for multiple brands under our master agreement with the leading fragrance and beauty company that we’ve not yet disclosed the name.
Almost all of these custom-branded eCommerce sites features the Demandware eCommerce platform contracted either though us or directly with Demandware, as well as our Logistics and Fulfillment capabilities, our High-Touch Customer Care, our Financial Services capabilities, and various interactive marketing services that we are providing.
Shifting over to the European segment, we launched earlier this year a site for Havaianas, and that is now running successfully and reporting very positive feedback. One of the things that is exciting for us is that the overall market opportunity for eCommerce growth in Europe has begun to show some significant life for us. We are continuing to expand with a number of additional brands there, and we’ve become aware of the innovative online marketing capabilities that we can provide.
We believe we’re well prepared to capitalize on the European marketplace and its potential growth as we look over the next year, given that we’ve been in the marketplace there now for about 12 years. After years of lower than originally expected web commerce activity, the Europe market is really now showing good signs of growth and we’re excited about the number of new exciting opportunities that have arisen in our business pipeline over the last six months.
So from a summary standpoint of the Services segment, our growth is doing very well, the new business pipeline is quite strong, we’ve got new additional activities in Europe that we haven’t seen in the past, and it’s pretty difficult not to be very excited about the opportunities in this segment, this core segment of our business.
Now, let me shift to some highlights on our eCOST.com segment. As I mentioned at the beginning of this call, revenues for the eCOST segment were down on a year-over-year basis. This decrease primarily relates to the unforeseen challenges with our sales and marketing strategy around e-mail campaigns that we began to experience last quarter, and as I discussed with you the last time we were together.
As I mentioned on that call, the e-mail filtering algorithms that are constantly being evolved by the various leading Internet service providers had recently begun to have the adverse impact on the amount of customers that we’re able to reach via our e-mail marketing strategies. This has also impacted several, sorry, has severely impacted the viral impact of our e-mail programs as well simply because we’re reaching fewer individuals who then can pass along e-mail to fewer, fewer individuals as well.
Because such a large portion of our target customer base is reliant on this method of e-mail communication, we’ve simply not been able to reach them near as frequently as we were in the past, which in turn reduces overall visitor activity to our site. Obviously, fewer visitors results in lower revenue, less product purchases and so forth. So this has been quite an impact for us.
We’ve undertaken a number of efforts to overcome the deliverability challenges and resume sales growth. We spent a lot of time during the third quarter modifying our current e-mail practices, and using a broader mix of marketing tools. These initiatives included first, working closely with each of the major ISPs to educate them on our need to frequently communicate with our customers, given the daily deal nature of our business and to educate them that customers that purchase in these segments may only make one or two purchases every year, and that these characteristics may lead automated filtering programs to conclude that the relevance of our e-mail is low when in fact it’s simply the nature of the products being offered.
Secondly, we increased our offline marketing activities once again with an eye towards reaching customers through this channel, which included the use of postcards, flyers and an additional catalog that we had not done in a couple of years.
Third, we expanded our paid online advertising activities to help offset the impact that I just described. However, many of these channels do not offer an attractive cost to acquire ratio for new customers. So we have to continue to watch this portion of our advertising activity very carefully.
Fourth, we’ve worked more precisely segment our e-mail list in order to improve our deliverability relevance in each of the major ASPs (sic) ISPs. Now, while these actions have improved our overall e-mail deliverability, we’re currently sending less than half of the total e-mails we were sending previously. Maintaining these reduced e-mailing levels or e-mail quantity levels are necessary in order to keep our relevant scores above acceptable levels at the major ISPs and ensure that our e-mail that we are sending is getting through.
While I believe personally that the actions of the ISPs are a restriction of trade and I’m probably not the only CEO out there who feels this way, we do have to recognize that a group of just a few major ISPs control the e-mail playing field and we have to play by their rules or suffer the consequences that little to none of our e-mail gets delivered. It’s a challenging trend, but we will continue to evaluate the landscape and take actions as we see appropriate.
As painful as it is, this e-mail deliverability issue is another example of how we gain intangible benefits from having our own retail web commerce presence in that the significant experience that we’ve now gained over the last few months about e-mail deliverability is allowing us to inturn in our interactive marketing services area and our Services segment assist our services clients with similar e-mail issues that they may well be experiencing as well related to this topic.

Now the good news for the eCOST.com segment is that our actions have now begun to show improvement. As we look towards the end of month of September, we did begin to see an improvement in revenue activity, and we believe we’re now well positioned to capture the upcoming holiday spike that is a very important part of the financial performance from an annual standpoint for the eCOST.com segment.
Now, while I’m encouraged by the improving trend in the last few weeks, as I mentioned last quarter, and I want to reiterate again, I do remain disappointed in the overall financial results of the eCOST.com division this year. There’s no doubt we’ve learned and continue to learn a lot from the business and that there’s a lot of intangible benefits that we gain. But as I said last quarter, the cost has to be reasonable and historically it’s been too high.
The low gross margin characteristics of the traditional eCOST.com product range, being technology and consumer electronics products, we have a little room to absorb challenges like this when they arise.
While I was encouraged by the improved financial results during 2009 and into early 2010 at eCOST.com, the more recent financial results have let us again to carefully review each area of the eCOST.com business operations, and evaluate various strategic options in this particular business segment.
I remain hopeful that with these significant changes we’ve made in the business recently as I’ve just described along with the expected uptick that we get from the holiday peak in Q4 that we will show a return to an improving financial trend as we finish out the year. But I do want to make it clear that one way or the other, it is our objective to take actions to ensure we improve the financial impact from the eCOST.com segment during 2011.
Speaking of the holiday season, be sure to put eCOST.com on your shopping agenda; once again this season, you can expect to see the best online selection of new close-out and recert merchandise anywhere at prices that you just won’t find anywhere else. Manufacturers continue to see this platform as a very attractive way to move large quantities of products.
This holiday season, eCOST will showcase the hottest in computer and electronics deals in the industry and will be presented by our patented Bargain Countdown showcase technology, and will include thousands of limited quantity, limited time offers that manufacturers are making available to us many times on an exclusive basis. We expect high-definition televisions, netbooks, gaming products like the Kinect product, HD cameras and camcorders will lead the way this holiday season in terms of the hot products that consumers are seeking.
We are also excited about certain free shipping offers that we put together this year and they will be showcased in the Secret Sale campaign and also the platform that we announced late last year called Make-an-Offer has also began to grow this last few months. So be sure to subscribe to the daily HotSheet from eCOST.com, so that you get the latest offers and are prepared for your holiday shopping.
Let me shift now just a minute to talk about how we are evolving the eCOST segment, and how we see the eCOST model as we look towards the future. As I’ve discussed previously, during 2009, we began to see opportunities to deploy the significant web commerce retailing skills and expertise of our eCOST.com team in our interactive marketing services and product merchandising, sorry let me say that again, to deploy the retailing skills and expertise of our eCOST.com team and these skills being in interactive marketing and product merchandising acumen and deploying those in the Service Fee opportunities as a different model in our PFSweb Services segment.
Early in 2010, we launched a new division with eCOST called eStore Retail Services to formalize this offering. As we disclosed previously, our relationship with the Procter & Gamble Company and the launch of the P&G eStore was the first client to utilize this new business model. Since this time, we have continued to see outstanding opportunities for the use of the business model, where the client either in an effort to minimize channel conflict or because of limitations in their own business models prefer a buy/sell model as their approach to outsourcing their web commerce activities.
This new business lead pipeline in our Services segment that I spoke of, sorry, the new business pipeline in our Services segment that I spoke of earlier contains a number of new opportunities for the eStore Retail Services model. This model allows our clients to create a fully branded direct-to-consumer presence, control the look and feel of the site and its product offering, while also direct all the — while also directing all of the creating — creative aspects of the site as well, but they also then are able to have the site operate within its business like a traditional retailer who buys and then resells the products. The beauty of this model is that it can be quicker and cheaper to implement for our client, because it generally requires less IT and other systems integration work when compared to the traditional Service Fee business warehouse model.
As the Retail Services division grows, we are targeting to generate increased product revenue and gross profit margin in our eCOST.com segment reporting. As we look to the future, the results of this trend may lead us to a diminished focus on electronics and technology products that’s the traditional eCOST.com product range, and a greater emphasis on utilizing our retail acumen and expertise to assist our clients in growing their branded website through this Retail Services model. So it’s important that you understand strategically where we’re thinking there.
Let me just repeat that, as we look to the future, the result of the trend may be a diminished focus on electronics and technology products and a greater emphasis on utilizing the retail acumen of the eCOST segment, and our expertise in that area will assist our clients in growing their branded website through the Retail Services model. It’s simply another way for us to leverage the retail commerce expertise and our investment in our eCOST.com business, and to do so in a manner that we believe may help mold the financial model of the eCOST.com segment into a model that has faster growth characteristics and an improved overall financial complexion.
Again, we want to avoid as much as possible comments about specific client business activities, but I will give you just a little bit of back — our update on the P&G eStore. The store is continuing to grow and operate well. We saw a number of highly successful marketing campaigns this past quarter, and these successes are driving greater awareness and the opportunities to utilize the online space through various Procter & Gamble brand channels, which we believe will result in even greater momentum as we look to the future.
As I mentioned last quarter, Procter & Gamble is taking a very plotted approach to the eStore, and while near-term growth may be — may continue to be modest, the opportunity in this virtually untapped industry segment not only with Procter & Gamble with other large consumer packaged manufacturers that we do have in our business pipeline, we believe is very significant as we look out over the next few years.
So with that information as a backdrop, let me now turn the call over to Tom, who’ll cover the financials for the third quarter and also give you a little bit of background on the Supplies Distributors results. Tom?
Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. As Mark previously discussed, our overall financial results for the September 2010 quarter reflect mixed results from our three business segments. Our Service Fee business performed quite well with a significant increase in revenue of 25%, and a $1.1 million improvement in Adjusted EBITDA as compared to the prior year. This was offset by tempered results in our Supplies Distributors and eCOST.com businesses. We continue to take a number of positive steps toward improving our short and long-term financial results for the company. The key here continues to be new client growth in our Service Fee and Retail Services segment as well as strong cost management and ongoing sharp focus on our balance sheet including our cash, and we believe we’re well positioned to do just that.
In addition to Mark’s prior comments on the segment’s operating results, I wanted to share some additional insights into some of the components of our business units performance this quarter. As we’ve stated, our Service Fee business experienced 25% growth this quarter as compared to the same period in the prior year. This growth was generated primarily from growth of existing business to consumer clients, and revenue from new clients, which have come on board over the past 12 months, both of which were partially offset by the impact of reduced service fees related to the previously disclosed non-renewal of one of our large Service Fee segment business-to-business client relationship, which ended in July of this year.
In our September quarter, our Service Fee business generated approximately three-fourth of its business from our business to consumer client, and this component of the Service Fee business was up more than 50% as compared to the third quarter of 2009. Clearly, we have seen significant growth in our business to consumer client activity, and as we look forward, we continue to target strong growth here, especially in the consumer packaged goods, fashion and apparel, and beauty and fragrance industries.
In our Supplies Distributors segment, our Adjusted EBITDA performance was $1.0 million for the September 2010 quarter, as compared to $2.2 million in the prior year.
In addition to the reduced profitability caused by the revenue decline year-over-year, which Mark discussed earlier, our Adjusted EBITDA profitability for this business segment was also lower as compared to the prior year, as a result of the 2009 quarter benefiting from a higher level of incremental inventory cost related adjustments than in the current year. Our Adjusted EBITDA results for this business in the third quarter of 2010 is much more consistent and in line with the financial performance for this business in each of the quarters earlier this calendar year.
Our eCOST.com business was negatively impacted by the continued e-mail delivery issues to our customer base, as Mark discussed. The softness in the traditionally higher gross margin direct-to-consumer segment of this business impacted the overall gross margin reported for the quarter. While we continue to make strides and have been successful in further reducing cost in this business, the softness in the revenue and gross profit resulted in a reduced Adjusted EBITDA for this business of $0.3 million as compared to the prior year third quarter.
We continue our focus on our SG&A costs for the entire consolidated business while at the same time making investment in areas in the business where we see strong growth potential. During this quarter, while our consolidated SG&A costs show a slight increase of $0.2 million as compared to the prior year, the 2010 third quarter amount reflects a $650,000 charge applicable to a PFSweb’s executive’s disability benefits.
This executive was recently diagnosed with an illness resulting in his subsequent retirement, and this charge relates to various salary and benefit costs including estimated future medical costs as per the terms of this individual’s employment agreement. However, if you exclude the impact of this charge, our SG&A cost would have been decreased on a year-over-year basis as we look at a quarter-over-quarter basis.
Now turning to the balance sheet, just a quick recap here. Our cash, cash equivalents and restricted cash remain quite strong here with an aggregate balance for the period ended September 30th, 2010, of $20.4 million, which compares to approximately $17 million as of December 31, 2009. Our cash balance, as you know, will have benefited from our capital raise that we did earlier this year.
Now, I’d like to turn the call back over to Mark for some closing remarks.

Mark C. Layton, Chairman and Chief Executive Officer
Okay. Thank you, Tom. So to recap, obviously, you can hear our excitement as it relates to our Services segment, both in terms of our growth that we’re seeing as well as our new business pipeline that we have that we believe is important as we continue to look for how the growth will come in the future. As I stated before, very excited by our ability to persevere through challenging times, but I’m equally excited about our ability to evolve and seek out new opportunities as the world of web commerce continues to change rapidly around us.
We look forward to prosperous times ahead, and that concludes our prepared comments for today. Operator, we’ll now be available for questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from the line of Mark Argento with Craig-Hallum Capital.
<Q — Mark Argento>: Yeah. Good morning, guys.
<A — Mark Layton>: Hi, Mark.
<A — Thomas Madden>: Hi, Mark.
<Q — Mark Argento>: Could you talk a little bit about — I know you said, the B2C business up 50% on a year-over-year basis. Could you talk a little bit about how many clients the B2C, I think you alluded to it, but maybe how many clients you have that are in the B2C camp right now. And then maybe talk a little bit more about, where they are in the life cycle meaning, I know you have some that are fully deployed that are ramping, some that are still at very early stages, so kind of giving a better feel for what that growth rate can continue look like and then kind of maybe we could circle back then and talk a little bit more about the pipeline?
<A — Mark Layton>: Okay. Of the approximately 40 total clients we have right now, Mark, in terms of the ones that are active and working, I would say, roughly 25 or 30 of those are direct-to-consumer manufacturer sites. And so its seen a pretty significant kind of evolution of our client base over the last few years, where if you had asked me that question three years ago, I probably would have said 25 to 30 of the clients were business-to-business related clients, maybe not quite that many but we’ll say half were business clients in there. So we have had some clients leave and as we replace them and certainly the growth has come out of that direct-to-consumer segment as we look forward.
In terms of the portion that’s ramping, again, this would be a very rough estimate, but I would say 8 to 10 of those are still recently launched sites that we see a significant ramp on. Obviously, the underlying growth of the web commerce industry overall should be driving significant tailwind for all of our clients in terms of their sites, and organic growth is something that we continue to hope and expect going forward.
You’ll see some clients that because of customer assets that they already possessed, have really significant shots out of the gate. If you turn to the Carter’s site, for example, Carter’s is a leading provider of baby and youth clothing, and their results have been very successful from a launch in March or April of this year and a lot of that is predicated on the fact, they had a very active e-mail campaign even before they — web commerce enabled their site. As a result, they’ve seen very, very quick and ramping results in there and they’ve in their public comments have kind of stated what their outlook for the next few years is like in terms of growth.
But, that’s one client example of information that kind of talks about what the opportunity is like here and what could be done with these direct-to-consumer branded sites. Consumers really like the manufacturer sites and as long as pricing is within reason, the presentation of range, the fact that consumers typically find better images and better information about products, a fuller range of sizes, better in-stock positions that may have come to experience at many of the traditional retail sites is really driving growth in manufacturer direct-to-consumer sites and visitor activity.
<Q — Mark Argento>: Sure. And then when you think about the new pipeline, I know you’ve touched about — touched on and you said it kind of was $40 plus million in the kind of pipeline value, but when you look at the kind of the size and quality of these customers, it sounds like the — you got a pretty big pipeline of really good clients, large clients that could become really good customers of your, maybe you can touch on the competitive environment, kind of how you guys are winning this — how you’re winning this business, how — you’d mentioned the flexibility of your model, but where are we, are there still bunch of big RFPs out there, I mean, how much longer will you continue to expect the pipeline to continue to be pretty robust?
<A — Mark Layton>: Okay. It’s important as you evaluate the new business pipeline, and we look at this a couple of ways. The first part of this is that, when we make a quote of $40 million, recognize that all we’re taking is the first year’s annual fees that we expect to earn from the client. So on the sites that are ramping, that would be a relatively modest perspective of what the annual value might be in three years out for a particular client depending upon the success that they have from a growth perspective. So that’s the first thing, I think, that’s exciting as a lot these are new generation sites, may be there are rework of an existing site, but I would say for the most part, a lot of them are early in their web commerce evolution, but they’re all for the most part major brand names that are very, very prevalent in the demographic segment that they’re focused.
So as an example you talk about Volcom, Volcom is a start-up site, they had a brand page before, it was not web commerce enabled. Some people don’t know the Volcom brand, but they are very present in their demographic age set, which is typically younger — much younger age set. So these are the — an example of the types of brands that we’re working with. So our pipeline is really full of those kinds of deals, I would say, the average annual size that we have in our pipeline hasn’t really changed all that much, in terms of what we may have seen a year ago, but the quality, the names that are in there are much better.
And then if you were taking that pipeline and saying, well, let me do a mathematical evaluation of what a year two or a year three or a year four value of that pipeline might look like, that’s where I see the real excitement is, is in the potential of what years two to four might look like for these clients, given where they are in the cycle and the kind of the attractiveness of the brand itself.
<Q — Mark Argento>: Got you. And I think Tom you had mentioned in the quarter that you had a customer that came out of the — that did not renew, could you quantify for us on an annual basis what kind of run rate they’re doing?
<A — Thomas Madden>: Okay. Okay. And this was a — the client that we had previously disclosed in our 10-Q informations earlier this year, excuse me, with the business-to-business client relationship with a technology company, it previously represented a little bit over 10% of our Service Fee revenues. So I think last year’s number was somewhere in the 12% range of our Service Fee revenues for that client relationship.
<Q — Mark Argento>: So you are still able to grow service fees 20 plus percent to slightly a 10% customer?
<A — Thomas Madden>: Yes. We did have the client in place for one-month of the quarter. So there was still some activity in this quarter that helped us, but still significant growth.
<Q — Mark Argento>: Got it. Okay. And then just quickly eCOST, I mean, Mark, it sounds like you guys are focused on making sure that’s not a drag, is that a business you think you need to be in long-term? I know there is some ancillary benefits, but if it’s taking too much time and energy and focus, is that something that you’d think about either divesting or figuring out a way to move away from?
<A — Mark Layton>: Well, I think you just come back to our commitment, we’re going to do everything we can and it’s our objective to be certain that the drag as you say is not there for 2011, that is, I mean our eyes are open to all of the options that are there, but I think what’s important in this is that everybody understand the way that we are going to take the acumen and the knowledge that we have in that business and we are evolving it into a product that our Services segment can utilize being this eStore Retail Services piece. Add those components, which are basically the operating knowledge of the business and a number of key people in that business area and they have become very advantageous to our services offering, and so we’re certainly want to maintain and grow those areas of our business, because our clients are finding it very attractive. Whether or not we stay in electronics or technology products, really it’s predicated on whether we can, to find a financial model or an attractive option for that segment of the eCOST business if you will that makes sense for us. So our eyes are wide open there and suffice to say, we — it’s our objective to be sure that we don’t have the — same kind of financial impact during ‘11 that we had in ‘10.
<Q — Mark Argento>: Sure. Okay. And then just last question, more of a high level question. I know Amazon just acquired Quidsi, which owns Diapers.com and a handful of other sites, clearly Amazon didn’t buy them for their revenues, but probably, for some of their expertise in terms of moving CPG that have products. Any thoughts on kind of what you’re seeing going on out there in terms of, the eCommerce landscape again is a competitive environment and maybe any thoughts around that transaction?
<A — Mark Layton>: Well, that the CPG industry in the U.S. is a — I don’t know the exact numbers, but I’ve heard $2 — $3 trillion industry in terms of size. According to Forrester, the adoption rates during 2008 for CPG products was less than a 0.5% over the web. So you have a giant marketplace that has very small Internet adoption. There is no reasons why with the improvements that we’ve made in freighting and packaging and in technology that this segment won’t move substantially and maybe it’s not going to reach a 50% benchmark that you might see in technology products or in sporting goods, it’s certainly an industry that you can make a very good argument about the fact that over the next 10 years, it may move from 0.5% to 10% or 20%, but even a 10 or 20% over the web given the industry size, it’s a huge opportunity. So unfortunately, we’re not exclusive in seeing this opportunity. So obviously Amazon has seen that as well, and I think that’s probably the crux behind their, very large payment they made for the acquisition that you mentioned.
<Q — Mark Argento>: Great. Well, congrats on a good services business quarter. It’s unfortunate the other parts of the business are kind of working against you, but Services business is what we care and it looks like a really good quarter, so good work there.
<A — Mark Layton>: Thanks, Mark. Yeah, we were happy just been able to obtain our overall objectives for the quarter even given the drag out of the other two units. So and we should see an improvement certainly out of the Supplies Distributors segment in Q4, and if the holiday pike — peak is where we expected then we should see some improvement with eCOST as well. So we’ve got good outlook for Q4, so thank you, Mark.
<Q — Mark Argento>: Thank you.
Operator: [Operator instructions] Your next question comes from the line of Marco Rodriguez with Stonegate Securities.
<Q — Marco Rodriguez>: Good morning, guys. Thanks for taking my call here.
<A — Mark Layton>: Hi, Marco.
<Q — Marco Rodriguez>: Hi, I was wondering if you could help quantify the Supplies Distributor business that got impacted from the ERP switch in Forex (foreign currency impact)?
<A — Thomas Madden>: Okay, I’ve got amounts that, they are rough, but it’s approximately $2 million or so was applicable to the inventory supply matter that we talked about and probably about a million that related to the euro conversion issue.
<Q — Marco Rodriguez>: Okay, and then what — can you kind of help us understand what are your expectations for that business going forward, I mean, are we expecting revenue to kind of, to grow, to decline, how should we be thinking about that?

<A — Mark Layton>: Yeah. This is Mark. So Marco, just to clarify what Tom was saying, so those quotes that he just made were revenue impacts, to give you a feel for the two, the two things that impact the SD business. In terms of criticalness of the business, this one is a very important piece of business for us, as we — as I’ve mentioned in my comments. We get intangible benefits out of many of our entities and this one obviously brings us scale, because of the size of the business that’s out there. The business is now fully — our largest client is now fully owned by Ricoh, this was previously an IBM Printing deal that we’ve had, since 1995 through a joint venture with IBM. They created InfoPrint Solutions, which is now wholly-owned subsidiary of Ricoh through the terms of the agreement that was there. Ricoh is the manufacturer of many of the printer engines that are used in this business model that’s out there, and they own a lot of technology and capability in that. So we understand that they are very committed to the space. There is an ongoing effort to freshen the product offering that’s out there and to increase market share for InfoPrint Solutions as it looks to the future.
We’ve seen relative flat results over the last few years in terms of the consumables that these printers use. The good news is, is that because consumables are kind of a trailing-edge technology when printer replacement/placement slowdown, there is still an existing base that are using these products that are out there. Now that doesn’t go on forever, but it trails a long for many years behind that because of the legacy use of equipment that’s already placed.
Clearly, we’re hopeful that Ricoh and our other clients in this segment will continue to grow as we look forward to the future, but we’ve got pretty — a pretty modest outlook on our sales in terms of where we expect things to be with that piece of the business, but because of its scale and the nature of the way the contract is oriented, it is strategically important and as a strong financial contributor to us as we look to the business going forward. Now, transitioning into that while this one is a business-to-business deal, as I mentioned in my prepared comments, we are seeing a lot of clients in our direct-to-consumer channel interested in a similar buy/sell model.
Now, the arrangements would probably be somewhat different from a financial perspective in terms of how the buy and the sell happen, if you will, but I would expect that we would see over the next few years, a growing product revenue component of our overall financial results with a higher gross margin component to it than what we see in the Supplies Distributors segment or frankly even in the eCOST technology portion of its business today. So we’re reacting to what clients are asking us to do. We have a very flexible platform, we’ve got a very flexible attitude towards working with our clients and customizing the way we work with them in order to be certain that we can be the partner that they want us to be.
<Q — Marco Rodriguez>: Okay. That’s helpful. And then in regard to the eCOST business, I was kind of interested that you mentioned in prepared remarks kind of a movement away from technology, electronics towards more consumer type products. Do you have any sort of a timeline when you think that might transpire?
<A — Mark Layton>: Well, again, the only backdrop I would provide is what I provided in the prepared comments, which is that we want to make this segment financially — the financial impact of it much better for us in 2011 than what it’s been in 2010. So our eyes are open to all the options that are available out there, and our team in L.A. are working very hard to have a successful fourth quarter in this business, and we’ll continue to look for all strategic options that we have with this, but the timeline is improved financial impact for 2011.
<Q — Marco Rodriguez>: Okay. And then kind of a housekeeping item here, can you discuss a little bit the DSOs or your account receivables in your balance sheet, they’ve been kind of picking up here the last three quarters, and then also the cash flow from operations and CapEx for the quarter?
<A — Thomas Madden>: Hold on a second. For the quarter, I’ve got the net — actually, one second, the net free cash flow for the quarter was use of 1.2 million, let me — with a — I think the capital expenditure was about that amount, and the cash flow from — cash flow above — before CapEx was about breakeven. I’ll get you the exact numbers here in a minute. The other question on the DSO performance for our business units, our Supplies Distributors activity has stayed relatively stable. Usually it kind of depends on the timing of the sales activity during the quarter, but the performance there has generally been in the 40-day window from a DSO performance standpoint, which is quite good. We’ve got a good strong position of power there with our customers, because we are the only source of product for them to go to. So that stayed relatively stable.
Our eCOST business, the DSO has increased a little bit, but that relates to the fact that we’ve got some additional business-to-business client relationships there that have term accounts, that have increased that somewhat. And then our — and our Service Fee business, that stayed relatively constant over the years, it’s generally operating with a DSO of about 45 days or so on billed activities.
Got it? And again, from — just clarification, just confirm what I mentioned earlier. Cash flow from operations for Q3 was breakeven with capital expenditures of 1 point — negative, sorry, 1.2 million to get to a free cash flow of negative 1.2 million for the quarter.
<Q — Marco Rodriguez>: Okay. All right. Great. Thanks a lot guys.
<A — Mark Layton>: All right, Marco.
Operator: At this time, there are no further questions. I would now like to turn the conference back over the Mr. Layton for closing remarks.
Mark C. Layton, Chairman and Chief Executive Officer
Okay. We appreciate everybody and keep eCOST.com in mind for your holiday shopping. Have a great quarter.
Operator: Thank you. This concludes today’s conference. You may now disconnect.